EXHIBIT 10.36

[LOGO] GALACTICOMM

                         SOFTWARE DISTRIBUTION LICENSE

This agreement is made and entered into May 30, 1997 between Galacticomm, Inc. with its principle place of business at 4101 SW 47th Avenue, Suite 101, Ft. Lauderdale, FL 33314 and Best Data Products, with its principle place of business at 21800 Nordhoff Street, Chatsworth, CA 91311.

The following are the terms and conditions for implementing a joint marketing and revenue sharing launch of our respective products:

Terms and Conditions:

1. Galacticomm grants non-exclusive, royalty-free rights to Best Data to distribute Galacticomm's WebCast Lite software product.

2. Galacticomm will provide the WebCast Lite software master for duplication on the Best Data CD and grant a license to Best Data Products that will allow customers to log on and use the WebCast Lite software at no charge.

3. Best Data will product and ship CD's with the WebCast Lite application on the CD's which will ship with Best Data Products video cameras, modems and capture cards.

4. For upgrade to the Personal or Pro versions of WebCast the customer will be directed to contact Galacticomm to purchase these versions. Galacticomm will pay a finders fee of $3.00 for the Personal version and $10.00 for the Pro version to Best Data Products for each sale of WebCast products that is generated from the Best Data Products CD's. Galacticomm will provide Best Data with a code that will identify Best Data as the origin for the upgrading WebCast application. Best Data will give this code on their CD for upgrade purchases so that Galacticomm can track sales achieved from the CD's. Galacticomm will pay all finders fees to Best Data every 90 days. Galacticomm will provide Best Data with a quarterly upgrade report.

5. Galacticomm will have the right to sell Best Data products Digital Video Camera - part #DCC100, Composite Color Camera with capture card alone - part #MCC100, and capture card alone - part #VCC100, and any new versions of these products. Best Data Products will maintain inventory of these products and will drop ship to Galacticomm customers. Best Data Products will pay a 17% fee to Galacticomm on the gross sale amount of these products 30 days after shipment invoice date. Shipping cost will be the responsibility of the purchaser.

6. Best Data Products agrees to insert marketing literature for Galacticomm products from time to time, in cameras and capture cards that Best Data Products ships. Galacticomm will provide Best Data Products with the materials. Best Data to approve the inserted material prior to shipment.

7. Both companies will be responsible for sales training at each company's headquarters location.

8. Technical support will be provided by each respective companies for their product offerings.

9. Galacticomm will require sample units of the Best Data Products products for on going support and compatibility testing.

10. Galacticomm will have the right to return any and all products of Best Data Product that are returned to Galacticomm for full credit. Galacticomm will ensure that returned products will contain all original components of the products that were shipped by Best Data to Galacticomm or Galacticomm's customers. Galacticomm will contact Best Data to receive an RMA number prior to shipping any products back to Best Data.

11. Best Data Products agrees to advise Galacticomm of the intent to include on their CD any products that will compete with the Galacticomm products.

12. Galacticomm and Best Data Products manually agree to perform to best efforts and will advise each other of changes in market conditions, pricing, and competitive situations that could effect the success of this joint marketing effort.

13. This agreement may be terminated by either party with 30 day written notice. At time of notice there will be a 90 day wind down period for an orderly termination of the relationship.

[LETTERHEAD]                                                              [LOGO]

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14. This agreement is performable in and venue lies in Fort Lauderdale, Florida.
Both parties agree to be bound by the laws of the state of Florida.

15. All intellectual property, including but not limited to, trademarks, tradenames, copyrights, company designs and logos and software and patents shall remain the property of the respective owner. Best Data Products shall not modify, reverse engineer or decompile the licensed software. Best Data Products may use Galacticomm trademarks solely for advertising in relation to this agreement. This clause survives termination.

16. The agreement can only be amended in writing executed by both parties. This agreement constitutes the entire agreement between the parties and supersedes any previous written or oral agreements. Each party is acting as an independent contractor and not as an agent, partner, or joint venture with the other party for any purpose.

17. The term of this agreement is for one year, commencing on the date hereof, and shall be renewed in writing on the anniversary date.

18. Galacticomm represents and warrants that to the best of its knowledge, (i) it has all necessary right, title and interest in and to the Lite and commercial versions of software it offers for sale to grant the license(s) and other rights granted under this Agreement; and (ii) the Lite and commercial versions of software it offers for sale does not infringe any United States or international patent or copyright of any third party. Galacticomm will save harmless and indemnifies Best Data Products and its clients for any claim against infringement by the intellectual property provided by Galacticomm.

19. Galacticomm will defend any action brought against Best Data to the extent based on the third party claim that software supplied by Galacticomm, when used or distributed as provided for by this Agreement, infringes any United States patent, copyright or trade secrets. Galacticomm will pay any award against Best Data, or settlement entered into on Best Data's behalf based on such infringement only if Best Data notifies Galacticomm promptly in writing of the claim, provides reasonable assistance in connection with defense and/or settlement thereof, at Galacticomm's expense and permits Galacticomm to control the defense and/or settlement thereof.

Agreed to:

/s/ BRUCE ZAMAN                              /s/ PETER BERG
----------------------------                 ---------------------------
Best Data Products Signature                 Galacticomm, Inc. Signature

Bruce Zaman                                  Peter Berg
----------------------------                 ---------------------------
Name                                         Name

CEO                                          CEO
----------------------------                 ---------------------------
Title                                        Title

6-13-97                                      6-4-97
----------------------------                 ---------------------------
Date                                         Date